UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2009, Design Within Reach, Inc. (the “Company”) and American Stock Transfer & Trust Company entered into the Third Amendment to Rights Agreement (the “Third Amendment”) amending the Company’s Rights Agreement dated as of May 23, 2006, as amended by the First Amendment to Rights Agreement, dated December 13, 2007 and the Second Amendment to Rights Agreement, dated February 12, 2009. The Rights Agreement is attached as an exhibit to the Company’s report on Form 8-K filed on May 25, 2006. The First Amendment to Rights Agreement is attached as an exhibit to the Company’s report on Form 8-K filed on December 14, 2007. The Second Amendment to Rights Agreement is attached as an exhibit to the Company’s report on Form 8-K filed on February 12, 2009. The Rights Agreement, as amended to date, is referred to in this report as the “Rights Agreement.”

Under the Rights Agreement, the rights would become exercisable ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Company’s common stock. The rights also would become exercisable ten business days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Company’s common stock. The Rights Agreement contains limited exceptions to the 15% beneficial ownership limit. Under these exceptions, individuals and entities affiliated with Glenhill Advisors, LLC (“Glenhill”) and individuals and entities affiliated with Sun Capital Securities, LLC (“Sun”) will be subject to a 17.5% beneficial ownership limit so long as they report or are required to report their ownership on Schedule 13G or Schedule 13D under the Securities Exchange Act of 1934, as amended, and their Schedule 13G or Schedule 13D does not state or is not required to state any present intention to hold such common stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.

However, the Rights Agreement provides that the rights would not become exercisable if the stockholders enter into an agreement, arrangement or understanding with one another relating to making a joint proposal to acquire the Company without being treated as a group for purposes of applying the 15% or 17.5% threshold, as the case may be. Under the Second Amendment, for the exception created by the Rights Agreement to be applicable, the agreement, understanding or arrangement would have to relate solely to their making a proposal on or before April 30, 2009, which

•	is addressed to the Board of Directors of the Company or a committee of the Board in response to a solicitation for such proposals by the Board or such committee; and

•

is for a negotiated transaction pursuant to which the bidding entities and individuals would acquire all or substantially all of the assets of the Company or shares of capital stock, which taken together with shares already held by the bidders represent greater than 50% of the outstanding voting securities of the Company.

The Third Amendment extends the date by which a proposal would have to be made to July 4, 2009.

In addition, the Rights Agreement also contains limited exceptions to the requirement that Glenhill and Sun must hold their shares as passive investors if they hold more than 15% but less than 17.5% of the outstanding common stock. Under the Second Amendment, neither Glenhill nor Sun would lose the right to hold more than 15% but less than 17.5% of the outstanding common stock without triggering the rights by virtue of filing a Schedule 13D amendment that discloses that it intends to make, or has made, a proposal for a negotiated transaction to the Board of Directors of the Company or a committee of the Board, so long as:

•	the proposal was made on or before April 30, 2009 in response to a solicitation by the Board of Directors of the Company or a committee of the Board; and

•

the proposal called for Glenhill or Sun, separately or together with one or more other entities or individuals, to acquire all or substantially all of the Company’s assets or shares of capital stock of the Company, which taken together with shares already held by individual or entity represent greater than 50% of the outstanding voting securities of the Company.

The Third Amendment revises this exception, providing that such proposal must be made on or before July 4, 2009.

The Rights Agreement, as modified by the First Amendment, Second Amendment and the Third Amendment, remains in full force and effect. The Third Amendment, which is filed as an exhibit to this report on Form 8-K, is incorporated herein by reference. The foregoing description of the Third Amendment is qualified in its entirety by reference to such exhibit.

Item 3.03.	Material Modification to Rights of Security Holders.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Third Amendment to Rights Agreement, dated as of April 30, 2009, by and between the Company and American Stock Transfer & Trust Company.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2009	DESIGN WITHIN REACH, INC.

	By:	/s/ Ray Brunner
Ray Brunner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amendment to Rights Agreement, dated as of April 30, 2009, by and between the Company and American Stock Transfer & Trust Company.